HANMI FINANCIAL CORPORATION APPOINTS
SUNG WON SOHN PRESIDENT AND CEO

LOS ANGELES — November 4, 2004 — Hanmi Financial Corporation (Nasdaq:HAFC), the holding company for Hanmi Bank, announced that effective January 3, 2005, Dr. Sung Won Sohn, currently executive vice president and chief economic officer of Wells Fargo Bank, will become president and chief executive officer of Hanmi Financial Corporation and Hanmi Bank. He succeeds Jae Whan Yoo, who will remain with Hanmi Financial Corp and Hanmi Bank until December 31, 2004.

Born and raised in Korea, Dr. Sohn received a doctorate in economics from the University of Pittsburgh and an MBA from the Harvard Business School. During the Nixon administration, Dr. Sohn was a senior economist on the President’s Council of Economic Advisors, during which time he was responsible for economic and legislative matters pertaining to the Federal Reserve and financial markets. In 2001 Dr. Sohn was selected by Bloomberg News as one of the five most accurate economic forecasters in the United States, and in 2002 he was named to TIME magazine’s Board of Economists. In addition to Dr. Sohn’s notable reputation as an economist, he has more than 30 years of banking experience, most recently with Wells Fargo.

“Dr. Sohn, who is well known to several of our board members, is among the most respected bankers in the United States, and we are extremely fortunate that he has agreed to join our management team,” said Joon H. Lee, chairman of Hanmi Financial Corporation. “We take this occasion to thank Mr. Yoo for his commitment to the Bank and its shareholders, notably his invaluable role in the successful acquisition of Pacific Union Bank, that helped to establish Hanmi as the country’s leading Korean-American bank. We appreciate his service to the Bank, and we are especially pleased that he will be available through the end of year to assist in the transition.”

“We are indeed delighted that Dr. Sohn has decided to join Hanmi Bank,” added William J. Ruh, a Hanmi director and executive vice president of Castle Creek Capital. “He is highly regarded both as an economist and as a banking executive, and with his longstanding experience — and a worldwide reputation that extends well beyond the Korean-American community — we believe he will be instrumental in not only enhancing financial performance but also expanding Hanmi’s community banking presence.”

About Hanmi Financial Corporation:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 23 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi

Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.

Forward-Looking Statements:

Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Hanmi Financial Corp. and Hanmi Bank, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the combination of businesses resulting from the merger of Hanmi Bank and Pacific Union Bank may not be combined successfully, and the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (2) operating costs and business disruptions resulting from the merger, including adverse effects on relationships with employees, may be greater than expected; (3) competitive factors which could affect growth opportunities, net interest income and non-interest income,(4) general economic conditions, including fluctuations in interest rates, which could affect the volume of loan originations, deposit flows, net income and real estate values; (5) changes in and developments in regulation which could affect the Company’s business, financial condition and prospects (6) developments which prevent Dr. Sohn from joining us in January 2005 and 7) the levels of non-interest income and the amount of loan losses, as well as other factors discussed in the documents filed by Hanmi Financial Corp. with the Securities and Exchange Commission, and in particular, the Hanmi Financial Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, , , from time to time. Hanmi Financial Corp. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact: Hanmi Financial Corporation

Michael J. Winiarski, CFO	(213) 351-9260
Stephanie Yoon, Investor Relations	(213) 351-9227

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